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                                                                    EXHIBIT 99.3

FOR RELEASE AT 8:00 AM EASTERN DAYLIGHT TIME            A. EMMET STEPHENSON, JR.
TUESDAY, AUGUST 28, 2001                                                CHAIRMAN
                                                                  (303) 399-2400

     STARTEK, INC. SELECTS DAVID I. ROSENTHAL AS NEW CHIEF FINANCIAL OFFICER

     DENVER - StarTek, Inc. (NYSE:SRT) announced today that David I. Rosenthal joins StarTek as Executive Vice President and Chief Financial Officer succeeding Dennis M. Swenson who is retiring. Mr. Swenson will remain with StarTek for an orderly transition and will continue to be available to the company as a consultant.

     Mr. Rosenthal recently served as CFO for Celestial Seasonings, Inc. in Boulder, Colorado where he successfully managed the $390 million merger of Celestial Seasonings with Hain Food Group. Prior to his position at Celestial Seasonings, Mr. Rosenthal was CFO for Hauser, Inc., also a Boulder, Colorado company. Originally from California, David Rosenthal earned his BS in Accounting from the University of California at Berkeley and an MBA from California State University . He has 23 years experience in accounting including 6 years as a Chief Financial Officer.

     Chairman A. Emmet Stephenson, Jr. stated, "StarTek, Inc. has grown dramatically in recent years, and David Rosenthal's experience in all aspects of management and finance will serve our company well. Dennis Swenson has been an outstanding CFO, and we are all grateful to him for his many years of dedication and very hard work."

     President Bill Meade stated, "Having been deeply involved in the search for StarTek's new CFO, I am very pleased that David Rosenthal has decided to join our team. He will continue the fine job that Dennis Swenson has accomplished and help position StarTek for the new opportunities before us. I am looking forward to working closely with David for many years."